Repros Therapeutics Inc. Announces Financing

THE WOODLANDS, Texas—Repros Therapeutics (Nasdaq:RPRX) today announced that Repros has entered into a definitive agreement with a single institutional investor to sell 1.5 million shares of its common stock at $0.65 per share for gross proceeds of approximately $1.0 million.

This financing will allow Repros to continue its business activity for the near term and provide it with more flexibility to continue exploring various strategic alternatives. The offering is expected to close on or about September 11, 2009, subject to the satisfaction of customary closing conditions.

The securities described above are being offered by Repros pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission (SEC). Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC's website at www.sec.gov or directly from the Company by contacting Repros Therapeutics, 2408 Timberloch Place, B-7, The Woodlands, TX 77380.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to successfully defend itself against class action complaints, maintain its listing on the NASDAQ Global Market and raise needed additional capital in the immediate future on acceptable terms or at all in order for it to continue its operations, whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be realized and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.